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                                                                   EXHIBIT 10.22

[*] Confidential treatment has been requested for certain portions of this exhibit.

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                              SPONSORSHIP AGREEMENT

This agreement ("Agreement") is entered into as of the 24th day of June, 1998 ("Effective Date"), by and between Excite, Inc., a California corporation, located at 555 Broadway, Redwood City, California 94063 ("Excite"), and Auto-By-Tel Corporation, a California corporation, located at 18872 MacArthur Boulevard, #200, Irvine, California 92612-1400 ("Client").

                                    RECITALS

A. Excite has obtained the right to program certain content and sell and display advertising on the site on the Internet maintained by Netscape Communications Corporation ("Netscape") located at http://home.netscape.com and/or other URLs or locations designated by Netscape (the "Excite Portion of the Netscape Site") pursuant to an agreement dated April 29, 1998 ("the Netcenter Agreement"), which, among other things, allow Netscape's users to search for and access content and other sites on the Internet.

B. Within the Excite Portion of the Netscape Site, Excite plans to organize certain content into topical channels (each, a "Channel") and to provide an Internet search service ("Netscape Search").

C. Client is engaged in the business of, among other things, (i) providing online information and data to prospective purchasers of motor vehicles through its Web site located at http://www.autobytel.com (the "Client Site") and facilitating the acquisition of vehicles through a network of dealer subscribers; (ii) offering to any such purchaser vehicle financing and leasing programs, insurance programs and after market products, and (iii) offering an incentive "rewards" based membership program featuring a co- branded credit card, roadside assistance and select retail providers (the "Mobalist" Program).

D. Client wishes to promote its business to Netscape's users through promotions, content and advertising in the Excite Portion of the Netscape Site.

Therefore, the parties agree as follows:

1.      SPONSORSHIP OF THE AUTOS CHANNEL

        (a) Client acknowledges that Excite's right to display promotional placements on the Excite Portion of the Netscape Site is conditioned on the Netcenter Agreement remaining in effect. However, Excite represents that it will, in good faith, perform all of its obligations under the Netcenter Agreement and do all other commercially


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               reasonable acts necessary to keep such Agreement in place, subject at all times to Netscape's rights to terminate the Netcenter Agreement for reasons unrelated to Excite's performance or breach. Therefore, subject to the Netcenter Agreement remaining in effect, commencing on the Launch Date (as defined below), Client will be promoted in the Autos Channel of the Excite Portion of the Netscape Site:

               (i) A link to the Client Site (consistent with the format used on similar links on the same page) will be displayed in the Autos Channel home page for the duration of the term of the Agreement.

               (ii) A link to the Client Site (consistent with the format used on similar links on the same page) will be displayed in the "Buy A Car Online" department of the Autos Channel (or a similar portion of the Autos Channel featuring comparable content) for the duration of the term of the Agreement.

               (iii) A link to the Client Site (consistent with the format used on similar links on the same page) will be displayed in the "Take a Test Drive" department of the Autos Channel (or a similar portion of the Autos Channel featuring comparable content) for the duration of the term of the Agreement.

               (iv) A link to the Client Site (consistent with the format used on similar links on the same page) will be displayed in the "Auto Makers" promotional area in the "SUV," "Truck," "Cars" and "Luxury Cars" departments of the Autos Channel (or a similar portion of the Autos Channel featuring comparable content) for the duration of the term of the Agreement.

        (b) Client acknowledges that Excite's right to display content on the Excite Portion of the Netscape Site is conditioned on the Netcenter Agreement remaining in effect. Therefore, subject to the Netcenter Agreement remaining in effect, commencing of the Launch Date (as defined below), motor vehicle related content supplied by Client ("Client Content") will be promoted in the Autos Channel of the Excite Portion of the Netscape Site:

               (i) Client Content from Bank Rate Monitor, Edmunds, Auto-By-Tel, and/or AIG (subject to approval by Excite) will be displayed in the Autos Channel for the duration of the term of the Agreement. The selection and placement of Client Content to appear in the Autos Channel will be subject to Excite's discretion.

               (ii) A module containing text and graphics links of less than 6K in file size, the pixel dimensions to be mutually determined by the parties, featuring Client's "Mobalist" program which will be displayed in the Autos Channel for the


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[*] Confidential Treatment Requested

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                      duration of the term of the Agreement. The placement of
                      the "Mobalist" module in the Autos Channel will be subject to Excite's discretion and continued positive user feedback.

               (iii) All Client Content will link to the Client Site. The "Mobalist" module will link to http://www.mobalist.com; unless, upon reasonable notice, Client directs Excite to link the Mobalist module to an additional or alternative address.

               (iv) Client and Excite will determine mutually agreeable methods for the transmission and incorporation of updates to the Client Content and "Mobalist" module. Other than updates to the Client Content and "Mobalist" module, Client will not alter the Client Content or "Mobalist" module without Excite's prior consent.

               (v) Netscape and Excite, on the one hand, and Client, on the other, will cooperate in good faith regarding the "look and feel" of the "Mobalist" module, but Netscape and Excite will have final decision authority over of the "look and feel" of the Client Content, the "Mobalist" module and the Autos Channel.

               (vi) Client will have sole responsibility for providing, at its expense, the Client Content and "Mobalist" module to Excite.

2.      SWEEPSTAKES

        (a) Every twelve (12) months, Client, at its sole expense, will supply Excite with up to three (3) new motor vehicles to be used by Excite as sweepstakes prizes offered to Netscape users. The parties agree that the aggregate suggested manufacturer's retail price for the vehicle(s) selected by Excite though Client shall not exceed forty-five thousand dollars ($45,000) in any twelve-month period.

        (b) Client and Excite will cooperate in good faith to identify appropriate opportunities to promote these sweepstakes and Client in the Excite Portion of the Netscape Site during the term of the Agreement.

        (c) Other than the motor vehicles supplied by Client, Excite will assume all expenses involved in administering and promoting these sweepstakes.

        (d) Either party may issue press releases regarding the sweepstakes, the timing and wording of which will be mutually agreed upon. Any such press releases will



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               identify Excite as the host of the sweepstakes and Client as the provider of the prize vehicle.

3.      ADVERTISING ON THE EXCITE PORTION OF THE NETSCAPE SITE

        (a) Client acknowledges that Excite's right to display advertising on the Excite Portion of the Netscape Site is conditioned on the Netcenter Agreement remaining in effect. Therefore, subject to the Netcenter Agreement remaining in effect, commencing of the Launch Date (as defined below), Excite will display Client's banner advertising in rotation on the Channels on the Excite Portion of the Netscape Site for the term of the Agreement.

        (b) Subject to the Netcenter Agreement remaining in effect, Excite guarantees the display of twenty-eight million seven hundred fifty thousand (28,750,000) of Client's advertising banners, which shall be distributed evenly and equitably per month, during the term of the Agreement.

4.      EXCLUSIVITY

        (a) For the term of the Agreement, Excite will not enter into any agreement to display and shall not display on the Autos, Arts & Leisure, Auctions, Education, Games, Lifestyle, Real Estate or Shopping Channels of the Excite Portion of the Netscape Site content created by Excite promoting Client's "Competitors," content created by Client's Competitors or promotional placements and/or advertising banners from Client's Competitors.

        (b) For the purposes of this Agreement, "Competitors" means those merchants whose primary business is (i) the online referral of new motor vehicle purchase and/or leasing requests or the online referral of used motor vehicle purchase requests to a nationwide network of automobile dealers, (but does not include Excite's subsidiary, Classifieds2000, Inc. ("Classifieds2000")), together with the offering of ancillary motor vehicle products in connection with any such purchase or lease including financing, insurance and aftermarket products as well as (ii) the offering of a rewards-based incentive program targeted to motorists featuring a co-branded credit card, roadside assistance and select retail dealers (but does not include any rewards-based incentive program offered by Excite under the "Excite" brand).

        (c) Notwithstanding the foregoing, Excite may display links to Client's Competitors in Excite's general directory of Web sites that appears on the Netscape Site, in search results displayed in "Jango" shopping search services, in Netscape Search results


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               pages and in classified advertising listings, subject to any agreement entered into by Client and Classifieds2000, pursuant to
               Section 5 below.

5.      RIGHT OF FIRST NEGOTIATION FOR CLASSIFIEDS CHANNEL

        (a) Client will have a right of first negotiation with Classifieds2000 for an exclusive sponsorship of the Classifieds Channel of the Excite Portion of the Netscape Site.

        (b) Excite will not propose, solicit or negotiate offers from entities other than Client for any exclusive sponsorships of the Classifieds Channel of the Excite Portion of the Netscape Site by any of Client's Competitors, if at all, prior to fifteen (15) business days from the Effective Date.

        (c) Classifieds2000 will negotiate with Client in good faith with respect to the terms and conditions under which Client would become the exclusive online seller of new motor vehicles sponsoring the Classifieds Channel of the Excite Portion of the Netscape Site. If Client and Classifieds2000 have not entered into a written sponsorship agreement by close of business on the fifteenth business day from the Effective Date, Excite and/or Classifieds2000 may enter into negotiations with any third party with respect to exclusive sponsorships of the Classifieds Channel of the Excite Portion of the Netscape Site.

6.      LAUNCH DATE AND REPORTING

        (a) Client and Excite will use reasonable efforts to implement the display of the promotional placements, content and advertising described in the Agreement by July 1, 1998 (the "Launch Date"). The parties recognize that the scheduled Launch Date can be met only if Client provides final versions of all graphics, text, keywords, banner advertising, promotional placements, other promotional media and valid URL links necessary to implement the promotional placements, content and advertising described in the Agreement (collectively, "Impression Material") to Excite five
               (5) days prior to scheduled Launch Date.

        (b) In the event that Client fails to provide the Impression Material to Excite five (5)days in advance of the scheduled Launch Date, Excite may, at its sole discretion (i) reschedule the Launch Date at the earliest practicable date according to the availability of Excite's engineering resources after delivery of the complete Impression Material or (ii) commence delivery of Impressions based on Impression Material in Excite's possession at the time and/or reasonable placeholders created by Excite.


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        (c)    Excite will provide Client with monthly reports substantiating the number of impressions of Client's advertising banners, content and promotional placements displayed on the Excite Portion of the Netscape Site.

7.      SPONSORSHIP, ADVERTISING AND TRANSACTION FEES

        (a) Client will pay Excite sponsorship and advertising fees of two million four hundred eighty-seven thousand dollars ($2,487,000) in the first year of the term of the Agreement. These fees will be paid in equal monthly installments of two hundred seven thousand two hundred fifty dollars ($207,250). The first monthly payment will be due upon the display of the first of the promotional placements and advertising described in the Agreement. Subsequent installments will be due on a monthly basis thereafter.

        (b) Client will pay Excite sponsorship and advertising fees of four million one hundred fifty thousand dollars ($4,150,000) in the second year of the term of the Agreement. These fees will be paid in equal monthly installments of three hundred forty-five thousand eight hundred thirty three dollars and thirty-three cents ($345,833.33). The first monthly payment will be due upon the first anniversary of the display of the first of the promotional placements and advertising described in the Agreement. Subsequent installments will be due on a monthly basis thereafter.

        (c) Separate and apart from the sponsorship and advertising fees, Client will pay Excite for each "Unique Purchase Request" completed by users referred to the Client Site from the Excite Portion of the Netscape Site during the first year of the term of the Agreement. For the purposes of this Agreement, a "Unique Purchase Request" shall be a new car purchase request electronic form with all data fields deemed mandatory by Client completed by the user, which has been received by Client from Excite, and for which Client has not, within the previous ninety (90) day period, received a duplicate new car purchase request from the Excite Portion of the Netscape Site for the same or similar vehicle, as determined by the year, make and model; from the same user, as identified by the same name, zip code and/or the same e-mail address. Client will pay Excite for each Unique Purchase Request during the first year of the term of the Agreement as follows:

               (i) [*] per Unique Purchase Request up to the first one hundred fifty thousand (150,000) Unique Purchase Requests;

               (ii) [*] per Unique Purchase Request for between one hundred fifty thousand one (150,001) and two hundred thirty thousand (230,000) Unique Purchase Requests; and



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               (iii)  [*] per Unique Purchase Request in excess of [*] Unique
                      Purchase Requests.

        (d) Separate and apart from the sponsorship and advertising fees, Client will pay Excite for each Unique Purchase Request completed by users referred to the Client Site from the Excite Portion of the Netscape Site during the second year of the term of the Agreement as follows:

               (i) [*] per Unique Purchase Request up to the first [*] Unique Purchase Requests;

               (ii) [*] per Unique Purchase Request for between [*] and [*] Unique Purchase Requests; and

               (iii) [*] per Unique Purchase Request in excess of [*] Unique Purchase Requests.

        (e) The sponsorship fees and transaction payments are net of any agency commissions to be paid by Client.

        (f) Client will provide Excite with monthly reports of the number of "Unique Purchase Requests." It is currently Client's goal to provide these reports to Excite on or about the fifth business day after the close of the preceding month. Client shall pay Excite the transaction payments within [*] days after Excite's receipt of Client's report of the number of "Unique Purchase Requests" each month. In the event that Client does not pay the transaction payments within [*] days after Excite's receipt of Client's report of the number of "Unique Purchase Requests" for any month, that month shall be deemed to be a "Late Payment Month" for the purposes of this Agreement. In the event that there are [*] Late Payment Months in any [*] period during the term of the Agreement, Client will increase by [*] the monthly payment otherwise due for the second and any other Late Payment Month that occurs in the [*] period.

        (g) Client will provide complete reports to Excite within thirty (30) days of each month describing the month's transaction activity by users referred to the Client Site from the Excite Portion of the Netscape Site including, but not limited to, the total number of purchase requests submitted and the number of Unique Purchase Requests completed. Client will make good faith efforts to develop tracking and reporting capabilities to correlate this transaction information to the various promotional placements, content and advertising banners on the Excite Portion of the Netscape


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               Site in order to facilitate optimization of Client's
               sponsorship program. Client's reports will be delivered to Excite in a mutually agreed-upon electronic format to an email address or URL designated by Excite. In the event that Client does not provide the required reports to Excite within sixty (60) days after the end of any month, that month shall be deemed to be a "Late Reporting Month" for the purposes of this Agreement. In the event that there are two or more Late Reporting Months in any twelve (12) month period during the term of the Agreement, Client will increase by ten percent (10%) the monthly payment otherwise due for the second and any other Late Reporting Month that occurs in the twelve (12) month period. To the extent that interim reports regarding the quality of the performance of Client's sponsorship program on the Excite Portion of the Netscape Site, as described in Section 9(b)(i), are available more frequently than quarterly, Client will make good faith efforts to supply such interim reports to Excite as soon as reasonably practical.

        (h) Client will maintain accurate records with respect to the calculation of all transaction payments and reporting due under this Agreement. Once per year, the parties will review these records to verify the accuracy and appropriate accounting of all payments made pursuant to the Agreement. In addition, Excite may, upon no less than thirty (30) days prior written notice to Client, cause an independent Certified Public Accountant to inspect the records of Client reasonably related to the calculation of such payments during Client's normal business hours. The fees charged by such Certified Public Accountant in connection with the inspection will be paid by Excite unless the payments made to Excite are determined to have been less than ninety-five percent (95%) of the payments actually owed to Excite, in which case Client will be responsible for the payment of the reasonable fees for such inspection.

8.      PUBLICITY

        Unless required by law, neither party will make any public statement, press release or other announcement relating to the terms of or existence of this Agreement without the prior written approval of the other. Notwithstanding the foregoing, the parties agree to issue an initial press release regarding the relationship between Excite and Client, the timing and wording of which will be mutually agreed upon.

9.      TERM AND TERMINATION

        (a) The term of this Agreement will begin on the Launch Date and will end at the earlier of June 30, 2000 or the expiration or termination of the Netcenter Agreement. In the event that the Netcenter Agreement expires or is terminated prior to June 30,


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               2000, Client and Excite will negotiate in good faith to resolve all outstanding promotional and financial issues.

        (b) Despite Excite's performance of its obligations hereunder, Client may terminate this Agreement under the following limited conditions:

               (i) Client and Excite will meet once per quarter throughout the term of the Agreement to review the performance of Client's sponsorship program on the Excite Portion of the Netscape Site. At the quarterly meeting, refers to the Client Site generated on the Excite Portion of the Netscape Site will be evaluated for quality and compared to an index (the "Performance Index") based on the performance of refers to the Client Site from the excite.com Web site (the "Excite Site"). The Parties agree that the Performance Index shall use June 1998 performance results of the Excite Site as its baseline, which shall be deemed "100%" for the purposes of comparison to the Excite Portion of the Netscape Site. Quality performance will be monitored and provided by Client's independent auditors (currently, Arthur Andersen).

                      This information will be shared with Excite at the quarterly performance meetings.

               (ii) In the event that purchase request quality performance from the Excite Portion of the Netscape Site is materially below that from the Excite Site during any ninety (90) day period during the term of the Agreement, Client will notify Excite in writing of the poor performance. Excite will undertake commercially reasonable efforts to remedy the poor performance.

               (iii) In the first year of the term of the Agreement only, if Excite's efforts do not materially improve performance after a reasonable period of time after receiving Client's written notice of poor performance pursuant to Section 9(b)(ii), then, no later than forty-five (45) days prior to the end of the first year of the term of the Agreement, Client can give written notice to Excite of termination of the Agreement at the end of the first year due to the purchase request quality performance from the Excite Portion of the Netscape Site being materially below that from the Excite Site. This written termination notice must include supporting reports or analysis by the accredited neutral third party. Client may not terminate the Agreement prior to the end of the first year of the term of the Agreement under Sections 9(b)(ii) or 9(b)(iii).

               (iv) In the event that purchase request quality performance from the Excite Portion of the Netscape Site is materially below that from the Excite Site

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                      during any ninety (90) day period during the second year
                      of the term of the Agreement and Excite's efforts do not materially improve performance after a reasonable period of time after receiving Client's notice of poor performance then, in any quarterly meeting in the second year of the term of the Agreement, Client may give notice to Excite that Excite has sixty (60) days to remedy the poor performance or the Agreement will be subject to termination. Should Excite not be able to remedy purchase request quality performance within the sixty (60) day period, Client may give Excite written notice that the Agreement will be terminated in thirty (30) additional days.

               (v) In the event that Client receives less than one hundred fifty thousand (150,000) Unique Purchase Requests from users referred to the Client Site from the Excite Portion of the Netscape Site in the first year of the term of the Agreement, Client can terminate the Agreement upon written notice to Excite. Notwithstanding Section 7(c), within thirty (30) days of any such termination, Client will pay Excite the difference between (i) three million two hundred twenty-five thousand dollars ($3,225,000) and (ii) the amounts previously paid to Excite pursuant to 7(c)(i) for the Unique Purchase Requests from users referred to the Client Site from the Excite Portion of the Netscape Site in the first year of the term of the Agreement under the 150,000 minimum.

               (vi) As soon as it becomes reasonably apparent that Client is likely to pay Excite ten million two hundred thousand dollars ($10,200,000) for Unique Purchase Requests from users referred to the Client Site from the Excite Portion of the Netscape Site within the next sixty (60) days, Excite and Client will meet to discuss Client's plans to continue or terminate the Agreement. After that meeting, Client may, in its sole discretion, give Excite written notice terminating the Agreement effective thirty (30) days after Client has paid to Excite ten million two hundred thousand dollars ($10,200,000) for Unique Purchase Requests from users referred to the Client Site from the Excite Portion of the Netscape Site. Once Client gives written notice to Excite of its election to terminate the Agreement under this Section 9(b)(vi), Excite will be free to commence negotiations for replacement advertising and/or sponsorships of the Excite Portion of the Netscape Site with any third party, including Client's Competitors.

        (c) Either party may terminate this Agreement if the other party materially breaches its obligations hereunder and such breach remains uncured for thirty (30) days following the notice to the breaching party of the breach.



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        (d)    All undisputed payments that have accrued prior to the
               termination or expiration of this Agreement will be payable in full within thirty (30) days thereof.

        (e) The provisions of Section 12 (Confidentiality), Section 13 (Indemnity), Section 14 (Limitation of Liability) and Section 15 (Dispute Resolution) will survive any termination or expiration of this Agreement.

10.     TRADEMARK OWNERSHIP AND LICENSE

        (a) Client will retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, subject to the limited license granted to Excite hereunder.

        (b) Excite will retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, subject to the limited license granted to Client hereunder.

        (c) Each party hereby grants to the other a revocable, royalty-free, nonexclusive, limited license to use its trademarks, service marks or trade names only as specifically described in this Agreement. All such use shall be in accordance with each party's reasonable policies regarding advertising and trademark usage as established from time to time.

        (d) Upon the expiration or termination of this Agreement, each party will cease using the trademarks, service marks and/or trade names of the other except as the parties may agree in writing.

11.     CONTENT OWNERSHIP AND LICENSE

        (a) Client will retain all right, title and interest in and to the Client Site worldwide including, but not limited to, ownership of all copyrights and other intellectual property rights therein.

        (b) Client will retain all right, title and interest in and to the Client Content and the content of the "Mobalist" module worldwide (including, but not limited to, ownership of all copyrights and other intellectual property rights therein). Subject to the terms and conditions of this Agreement, Client hereby grants to Excite a revocable, royalty-free, non-exclusive, worldwide license to use, reproduce, distribute, transmit and publicly display the Client Content and "Mobalist" module in accordance with this Agreement and to sub-license the Client Content and "Mobalist" module to Excite's wholly-owned subsidiaries or to joint ventures in


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               which Excite participates for the sole purpose of using,
               reproducing, distributing, transmitting and publicly displaying the Client Content and "Mobalist" module in accordance with this Agreement

        (c) Netscape and Excite will retain all right, title, and interest in and to the Excite Portion of the Netscape Site worldwide including, but not limited to, ownership of all copyrights, look and feel and other intellectual property rights therein.

12.     CONFIDENTIALITY AND USER DATA

        (a) For the purposes of this Agreement, "Confidential Information" means information about the disclosing party's (or its suppliers') business or activities that is proprietary and confidential, which shall include all business, financial, technical and other information of a party marked or designated by such party as "confidential or "proprietary" or information which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential.

        (b) Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement,
               (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation, (iii) the receiving party knew prior to receiving such information from the disclosing party or (iv) the receiving party develops independent of any information originating from the disclosing party.

        (c) Each party agrees (i) that it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement and (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

        (d) The usage reports provided by Excite to Client hereunder will be deemed to be the Confidential Information of Excite. The reports provided to Excite under Section 7(g) will be deemed to be the Confidential Information of Client.

        (e) The terms and conditions of this Agreement will be deemed to be Confidential Information and will not be disclosed without the written consent of the other party.

        (f) The parties acknowledge that Client is in the process of obtaining access to data base marketing capabilities and that it is Client's current goal to enable such data base marketing capabilities on or about January 1999. The parties will cooperate in good


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                                                                    ------------

               faith to develop a program whereby Excite may leverage Client's data base marketing opportunities under the following guidelines:

               (i) Excite will not have direct access to any user data collected on the Client Site;

               (ii) Excite will have the right to market Excite's own services and/or products to Client's users coming through the Excite Portion of the Netscape Site, by specifying a profile of the target audience (e.g., male, 25 - 40 years old, etc.);

               (iii) Excite will deliver any marketing material to Client. Client will then arrange for delivery of the marketing material to the target audience;

               (iv) Excite will bear all direct expenses in connection with the creation and delivery of the marketing material. Client will not charge Excite for usage of Client's user data;

               (v) Excite's marketing plans and the results of Excite's marketing efforts through Client will be "Confidential Information" of Excite under this Agreement; and

               (vi) Excite will not conduct such marketing through Client on behalf of Client's Competitors.

        (g) Client will not use User Data to directly or indirectly target for solicitations any Excite users as a unique subset of Client's user data base (except as specifically provided in this Agreement or except to encourage the continued use of Client's own products and/or services) either individually or in the aggregate during the term of this Agreement and for a period of twelve (12) months following the expiration or termination of this Agreement (except to encourage the continued use of Client's own products and/or services).

        (h) Neither party will sell, disclose, transfer or rent any user data obtained from users referred to the Client Site from the Excite Portion of the Netscape Site which could reasonably be used to identify a specific named individual ("Individual Data") to any third party nor will either party use Individual Data on behalf of any third party without the express permission of the individual user. Where user permission for dissemination of Individual Data to third parties has been obtained, each party will use commercially reasonable efforts to require the third party recipients of Individual Data to provide an "unsubscribe" feature in any email communications generated by, or on behalf of, the third party recipients of Individual Data.

                                                                    CONFIDENTIAL
                                                                    ------------

        (i) Notwithstanding the foregoing, each party may disclose Confidential Information or user data obtained from users referred to the Client Site from the Excite Portion of the Netscape Site (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law or (ii) on a "need-to-know" basis under an obligation of confidentiality to its legal counsel, accountants, banks and other financing sources and their advisors. Notwithstanding the foregoing, Excite may disclose Confidential Information or user data obtained from users referred to the Client Site from the Excite Portion of the Netscape Site to Netscape as required under the terms of the Netcenter Agreement.

13.     INDEMNITY

        (a) Client will indemnify, defend and hold harmless Excite, its affiliates, officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including, but not limited to, attorneys fees) arising from:

               (i) The breach of any representation or covenant in this Agreement; or

               (ii) Any claim that Client's Impression Material, the Client Content or the content of the "Mobalist" module infringe or violate any third party's copyright, patent, trade secret, trademark, right of publicity or right of privacy or contain any defamatory content; or

               (iii)  Any claim arising from content displayed on the Client
                      Site.

               Excite will promptly notify Client of any and all such claims and will reasonably cooperate with Client with the defense and/or settlement thereof; provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts Excite in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Excite's written consent (not to be unreasonably withheld or delayed) and Excite may have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim.

        (b) Excite will indemnify, defend and hold harmless Client, its affiliates, officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including, but not limited to, attorneys fees) arising from:

               (i) The breach of any representation or covenant in this Agreement; or

                                                                    CONFIDENTIAL
                                                                    ------------

               (ii) Any claim arising from the Excite Portion of the Netscape Site other than content or services provided by Client.

               Client will promptly notify Excite of any and all such claims and will reasonably cooperate with Excite with the defense and/or settlement thereof; provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts Client in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Client's written consent (not to be unreasonably withheld or delayed) and Client may have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim.

        (c) EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE REGARDING SUCH SUBJECT MATTER.

14.     LIMITATION OF LIABILITY

               EXCEPT UNDER SECTIONS 13(a) AND 13(b), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. EXCEPT UNDER SECTIONS 13(a) AND 13(b), THE LIABILITY OF EITHER PARTY FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED, THE AMOUNTS TO BE PAID BY CLIENT TO EXCITE HEREUNDER.

15.     DISPUTE RESOLUTION

        (a) The parties agree that any breach of either of the parties' obligations regarding trademarks, service marks or trade names, confidentiality and/or User Data would result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a party's obligations regarding trademarks, service marks or trade names or confidentiality, the aggrieved party will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction.

                                                                    CONFIDENTIAL
                                                                    ------------


        (b) In the event of disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names, confidentiality and/or User Data, the parties will first attempt to resolve the dispute(s) through good faith negotiation. In the event that the dispute(s) cannot be resolved through good faith negotiation, the parties will refer the dispute(s) to a mutually acceptable mediator.

        (c) In the event that disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names, confidentiality and/or User Data, cannot be resolved through good faith negotiation and mediation, the parties will refer the dispute(s) to the American Arbitration Association for resolution through binding arbitration by a single arbitrator pursuant to the American Arbitration Association's rules applicable to commercial disputes.

16.     GENERAL

        (a) Assignment. Neither party may assign this Agreement, in whole or in part, without the other party's written consent (which will not be unreasonably withheld), except that no such consent will be required in connection with (i) a merger, reorganization or sale of all, or substantially all, of such party's assets or (ii) either party's assignment and/or delegation of its rights and responsibilities hereunder to a wholly-owned subsidiary or joint venture in which the assigning party holds an interest. Any attempt to assign this Agreement other than as permitted above will be null and void.

        (b) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, notwithstanding the actual state or country of residence or incorporation of Excite or Client.

        (c) Notice. Any notice under this Agreement will be in writing and delivered by personal delivery, express courier, confirmed facsimile, confirmed email or certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, one (1) day after deposit with express courier, upon confirmation of receipt of facsimile or email or five (5) days after deposit in the mail. Notices will be sent to a party at its address set forth in this Agreement or such other address as that party may specify in writing pursuant to this Section.

        (d) No Agency. The parties are independent contractors and will have no power or authority to assume or create any obligation or responsibility on behalf of each other.

                                                                    CONFIDENTIAL
                                                                    ------------

               This Agreement will not be construed to create or imply any partnership, agency or joint venture.

        (e) Force Majeure. Any delay in or failure of performance by either party under this Agreement will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such party including, but not limited to, acts of God, power outages and governmental restrictions.

        (f) Severability. In the event that any of the provisions of this Agreement are held to be unenforceable by a court or arbitrator, the remaining portions of the Agreement will remain in full force and effect.

        (g) Entire Agreement. This Agreement is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding any prior agreements and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

        (h) Counterparts. This Agreement may be executed in counterparts, each of which will serve to evidence the parties' binding agreement.



Auto-By-Tel Corporation                      Excite, Inc.

By:     /s/ Anne Benvenuto                   By:     /s/ Tod C. Harmon
        -------------------------                    -------------------------
Name:   Anne Benvenuto                       Name:   Tod C. Harmon
        -------------------------                    -------------------------
Title:  Senior V.P., Marketing               Title:  Dir. Financial Planning
        -------------------------                    -------------------------
Date:   June 25, 1998                        Date:   June 29, 1998
        -------------------------                    -------------------------

18872 MacArthur Blvd., #200                  555 Broadway
Irvine, California  92612-1400               Redwood City, California  94063
949-225-4500 (Voice)                         650-566-6000 (Voice)
949-662-1323 (Fax)                           650-566-6030 (Fax)




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